EXHIBIT 3.2

                              VAALCO ENERGY INC.

                           CERTIFICATE OF AMENDMENT
                                      TO
                          CERTIFICATE OF DESIGNATIONS
                                      of
                   10% CUMULATIVE PREFERRED STOCK, SERIES A

                        Pursuant to Section 242 of the
               General Corporation Law of the State of Delaware



      VAALCO Energy Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

      FIRST: That the Board of Directors of the Company, pursuant to a unanimous written consent dated July 10, 1997, adopted the following resolution that set forth certain amendments to the Certificate of Designations (the "Certificate") of 10% Cumulative Preferred Stock, Series A (the "Series A Preferred"), of the
Company:

            RESOLVED, that the Board deems it advisable and in the best interest of the Company to amend in certain respects the Certificate of Designations of 10% Cumulative Preferred Stock, Series A (the "Certificate of Designations") of the Company and that to effect certain amendments paragraph (ii)(b) of the Certificate of Designations is amended to read in its entirety as follows:

            "(b) Any dividend payments made with respect to the Series A Preferred shall be made in cash; PROVIDED, HOWEVER, that the Corporation may, at the election of the Board of Directors, subject to and in accordance with the provisions herein, duly authorize and issue additional fully paid and nonassessable shares of Common Stock par value $.10 per share of the Corporation ("Common Shares") in lieu of the payment in cash of all or any portion of the dividend otherwise payable on any dividend payment date. If the Corporation elects to issue Common Shares in lieu of the payment in cash of such dividend with respect to any dividend payment date, (1) the Corporation shall give notice of such election to the holders of shares of Series A Preferred not less than 15 nor more than 60 days prior to such dividend payment date; (2) the Corporation shall execute, issue and deliver on such dividend payment date to each holder of record on the related record date, a stock certificate dated such dividend payment date representing such number of Common Shares as equals the quotient of the dollar amount of the dividend declared divided by $1.00 per Common Share; and (3) the due issuance of such Common Shares shall constitute full payment of such dividend; PROVIDED, HOWEVER, that, in lieu of the issuance of any fractional Common Shares, the Corporation shall pay, on such dividend payment date, to each holder of shares of Series A Preferred who would otherwise be entitled to a fractional Common Share as a dividend on the aggregate number of shares of Series A Preferred held by such holder on the related record date, an amount in cash equal to the fractional amount multiplied by $1.00 per Common Share."

            RESOLVED, that the Board deems it advisable and in the best interest of the Company to amend in certain respects the Certificate of Designations and that to effect certain amendments paragraph (v)(b) of the Certificate of Designations is amended to read in its entirety as follows:

            "(b) The redemption price shall be paid in cash; PROVIDED, HOWEVER, that the Corporation may, at the election of the Board of Directors, subject to and in accordance with the provisions herein, duly authorize and issue additional fully paid and nonassessable shares of Common Stock par value $.10 per share of the Corporation ("Common Shares") in lieu of the payment in cash of any portion of the redemption price otherwise payable on the redemption date. If the Corporation elects to issue Common Shares in lieu of the payment in cash of the redemption price with respect to any redemption date, the Corporation shall execute, issue and deliver on such redemption date to each holder of record of Series A Preferred to be redeemed on the related record date, a stock certificate dated such redemption date representing such number of Common Shares as equals the quotient of the dollar amount of the redemption price divided by $1.00 per the Common Share; and the due issuance of such Common Shares shall constitute full payment of such redemption price; PROVIDED, HOWEVER, that, in lieu of the issuance of any fractional Common Shares, the Corporation shall pay, on such redemption date, to each holder of shares of Series A Preferred who would otherwise be entitled to a fractional Common Share as part of the redemption price on the aggregate number of shares of Series A Preferred held by such holder on the related record date, an amount in cash equal to the fractional amount multiplied by $1.00 per Common Share."

      SECOND: That in lieu of a special meeting and vote of stockholders, certain holders of outstanding shares of Common Stock of the Company entitled to vote on the amendments of the Certificate have given their written consent to such amendments of the Certificate in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware. Written notice has been given as provided in such Section 228 to those stockholders of the Company who have not so consented in writing.

                  That in lieu of a special meeting and vote of holders of the Series A Preferred, all of the holders of outstanding shares of Series A Preferred entitled to vote on the amendments of the Certificate have given their written consent, voting as a class, to such amendments of the Certificate in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

      THIRD: That the aforesaid amendments to the Certificate were duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, said Company has caused this certificate to be signed by its undersigned duly authorized officer this ____ day of July, 1997.

                                    VAALCO ENERGY INC.




                                              Charles W. Alcorn, Jr.,
                                       Chairman and Chief Executive Officer